Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS THIRD QUARTER 2016 RESULTS
Revenue Up 46% to $100.4 Million, Raises 2016 Guidance
Announces CFO Succession Plan

PLEASANTON, Calif. - October 27, 2016 - Ellie Mae® (NYSE:ELLI), a leading provider of innovative on-demand software solutions and services for the residential mortgage industry, today reported results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights

•	Revenue of $100.4 million, up 46% from $68.9 million in Q3 2015

•	Net income of $13.8 million, up 121% from $6.2 million in Q3 2015

•	Adjusted EBITDA of $37.1 million, up 83% from $20.3 million in Q3 2015

•	12,800 Encompass seats booked

•	Revenue per average active Encompass® user of $640, up 23% from $520 in Q3 2015

“Third quarter results were strong across the board with the team continuing to execute, and mortgage volume remaining robust,” said Jonathan Corr, president and CEO of Ellie Mae. “We achieved our first $100 million revenue quarter and drove strong growth to net income, Adjusted EBITDA and revenue per active user during the quarter. In addition, Q3 seat bookings of 12,800 were better than expected, as lenders increasingly seek to improve efficiency, compliance and loan quality through our all-in-one platform.”

“I would also like to note that after serving as our chief financial officer for the past 12 years, Ed Luce has announced his intention to retire. Ed played a critical role in Ellie Mae’s evolution from a startup to a fast-growing public company and we are grateful for his contributions. Matt LaVay, our senior vice president of finance, will become CFO effective April 1, 2017. I have the utmost confidence in Matt’s ability to succeed in his new role and help drive our next phase of growth,” concluded Mr. Corr. To ensure a smooth transition, Mr. Luce will remain with the company in an advisory capacity for a period of time.

Mr. LaVay has over 20 years of finance and operations experience, and joined Ellie Mae in 2012. Prior to joining Ellie Mae, Matt held senior finance positions with Taleo Corporation, Scientific Learning Corporation, Salesforce.com, PeopleSoft, Inc. and Arthur Andersen LLP. He holds a Master of Professional Accountancy from Georgia State University and a B.S. in Industrial Management from The Georgia Institute of Technology. Matt is a Certified Public Accountant in the state of California.

Financial Results
Total revenue for the third quarter of 2016 was $100.4 million, compared to $68.9 million for the third quarter of 2015. Net income for the third quarter of 2016 was $13.8 million, or $0.41 per diluted share, compared to net income of $6.2 million, or $0.20 per diluted share, for the third quarter of 2015.

On a non-GAAP basis, adjusted net income1 for the third quarter of 2016 was $24.0 million, or $0.72 per diluted share, compared to $13.9 million, or $0.45 per diluted share, for the third quarter of 2015. Adjusted EBITDA for the third quarter of 2016 was $37.1 million, compared to $20.3 million for the third quarter of 2015. GAAP and non-GAAP per share results for the quarter ended September 30, 2016 include the effect of an additional 1.8 million weighted average shares from the August follow-on offering.

Key Operating Metrics:

•	The total number of active Encompass users increased 18% year-over-year to 159,523;

•	Contracted revenue increased 32% year-over-year to $54.5 million; and

•	Revenue per average active Encompass user in the third quarter increased 23% year-over-year to $640.

Fourth Quarter and Full Year 2016 Financial Outlook
For the fourth quarter of 2016, our revenue is expected to be in the range of $87.0 million to $89.0 million. Net income is expected to be in the range of $6.3 million to $6.8 million, or $0.18 to $0.19 per diluted share. Adjusted net income1 is expected to be in the range of $16.8 million to $17.5 million, or $0.48 to $0.49 per diluted share. Adjusted EBITDA is expected to be in the range of $26.9 million to $28.3 million. Per share guidance assumes a weighted average share count of approximately 35.3 million.

For the full year 2016, revenue is expected to be in the range of $351.0 million to $353.0 million, up from the previously provided range of $338.0 million to $341.0 million. Net income is expected to be in the range of $33.2 million to $33.7 million, or $1.01 to $1.02 per diluted share, up from the previously provided range of $27.5 million to $28.5 million, or $0.86 to $0.89 per diluted share. Adjusted net income1 is expected to be in the range of $71.1 million to $71.8 million, or $2.17 to $2.18 per diluted share, up from the previously provided range of $63.5 million to $66.0 million, or $2.00 to $2.06 per diluted share. Adjusted EBITDA is expected to be in the range of $109.6 million to $110.8 million, up from the previously provided range of $99.0 million to $103.0 million. Per share guidance assumes a weighted average share count of approximately 32.9 million.

Additional information about the non-GAAP financial measures presented in this release, including a reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below under the section entitled “Use of Non-GAAP Financial Measures.”

________________
1 Please see paragraph titled, “Note Regarding Adjusted Net Income” for the impact of the Company’s tax rate to adjusted net income.

Quarterly Conference Call
Ellie Mae (the “Company”) will discuss its third quarter 2016 results today, October 27, 2016, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 888-339-3513 or 719-325-2468 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://ir.elliemae.com. An audio replay of the call will be available through November 10, 2016 by dialing 888-203-1112 or 719-457-0820 and entering access code 2388390.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with the non-GAAP financial measures of adjusted net income, adjusted EBITDA, and free cash flow in addition to the traditional GAAP operating performance measure of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus stock-based compensation expense and amortization of intangible assets. EBITDA consists of net income plus depreciation, amortization of intangible assets, and income tax provision, less other income, net. Adjusted EBITDA consists of EBITDA plus stock-based compensation expense. Free cash flow consists of net cash provided by operating activities less acquisition of property and equipment and internal-use software, net. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age and depreciable lives of fixed assets, the amortization of intangibles related to acquisitions, loss on impairment of intangible assets, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. These non-GAAP measures are not measurements of the Company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP. The Company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income, EBITDA, adjusted EBITDA, and free cash flow differently than the Company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income, EBITDA, adjusted EBITDA, and operating cash flow to free cash flow are included in the tables below.

Note Regarding Adjusted Net Income
Recent Compliance and Disclosure Interpretations published by the U.S. Securities and Exchange Commission in May of 2016 (the “May C&DI”) related to the use of non-GAAP financial measures would require the Company to include an additional adjustment to adjusted net income to reflect the income tax effects of the adjustments to GAAP net income (the “tax adjustment”), as discussed above. In reporting adjusted net income results and guidance for the third and fourth quarters of 2016 and full year 2016, the

Company has elected to present adjusted net income consistent with its historical practice, excluding the tax adjustment discussed in the May C&DI. The Company believes that maintaining consistency with its historical practice and previously reported 2016 financial outlook better allows the Company’s investors to evaluate financial performance. The Company will begin including the tax adjustments in the adjusted net income presentation beginning with the Company’s first quarter 2017 and full year guidance.

The estimated tax effects of the non-GAAP adjustments for the three and nine months ended September 30, 2016 would reduce adjusted net income by approximately $4.1 million or $0.12 per diluted share and $10.4 million or $0.33 per diluted share, respectively, and for the three and nine months ended September 30, 2015 would reduce adjusted net income by approximately $3.0 million or $0.10 per diluted share and $7.5 million or $0.24 per diluted share, respectively. For the fourth quarter and full year of 2016 outlook, the estimated adjustment is expected to reduce adjusted net income by $3.8 million to $4.0 million or $0.10 to $0.12 per diluted share and $14.9 million to $15.1 million or $0.45 to $0.46 per share, respectively.

Disclosure Information
Ellie Mae uses the investor relations section on its website as means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Ellie Mae’s investor relations website in addition to following Ellie Mae’s press releases, SEC filings, and public conference calls and webcasts.

About Ellie Mae
Ellie Mae (NYSE:ELLI) is a leading provider of innovative on-demand software solutions and services for the residential mortgage industry. Mortgage lenders of all sizes use Ellie Mae’s Encompass® all-in-one mortgage management solution, Mavent Compliance Service, and AllRegs research, reference and education resources to improve compliance, loan quality and efficiency across the entire mortgage lifecycle. Visit EllieMae.com or call (877) 355-4362 to learn more.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include projected revenue, net income, adjusted EBITDA, and adjusted net income for the fourth quarter and fiscal year 2016. These statements involve known and unknown risks, uncertainties, and other factors which may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in the volume of residential mortgages in the United States; changes in other macroeconomic factors affecting the residential real estate industry; changes in strategic planning decisions by management; our ability to manage growth and expenses as we continue to scale our business; reallocation of internal resources; costs incurred and delays in developing new products; changes in anticipated rates of SaaS seat additions, and new customer acquisitions; the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays and disruptions, including changing relationships with partners, customers, employees or suppliers; the satisfactory performance, reliability and availability of our products and services; the amount of costs incurred in connection with supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission (“SEC”), including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2015 as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

IR CONTACTS:

Alex Hughes
VP of Investor Relations
Ellie Mae, Inc.
(925) 227-7079
IR@elliemae.com

Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
(415) 217-4967
lisa@blueshirtgroup.com

PRESS CONTACT:

Erica Harvill
Ellie Mae, Inc.
(925) 227-5913
Erica.Harvill@elliemae.com

# # #

© 2016 Ellie Mae, Inc. Ellie Mae®, Encompass®, AllRegs®, DataTrac®, Ellie Mae Network™, Mavent®, Mortgage Returns®, Prospect Manager®, Total Quality Loan®, True CRM®, TQL® and the Ellie Mae logo are trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$344,539	$34,396
Short-term investments	43,688	48,975
Accounts receivable, net of allowance for doubtful accounts of $95 and $124 as of September 30, 2016 and December 31, 2015, respectively	47,835	28,568
Prepaid expenses and other current assets	11,254	9,874
Total current assets	447,316	121,813
Property and equipment, net	112,621	81,360
Long-term investments	44,010	55,473
Intangible assets, net	18,368	22,810
Deposits and other assets	8,967	8,888
Goodwill	74,547	74,547
Total assets	$705,829	$364,891
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,198	$9,911
Accrued and other current liabilities	30,106	37,307
Deferred revenue	19,693	15,864
Total current liabilities	56,997	63,082
Leases payable, net of current portion	117	685
Other long-term liabilities	18,199	10,273
Total liabilities	75,313	74,040

Stockholders’ equity:
Common stock, $0.0001 par value per share; 140,000,000 authorized shares, 33,549,594 and 29,566,511 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	3	3
Additional paid-in capital	597,811	285,342
Accumulated other comprehensive income (loss)	65	(257)
Retained earnings	32,637	5,763
Total stockholders’ equity	630,516	290,851
Total liabilities and stockholders’ equity	$705,829	$364,891

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015
Revenues	$100,381	$68,939	$264,104	$189,070
Cost of revenues(1)	32,218	22,441	87,302	60,653
Gross profit	68,163	46,498	176,802	128,417
Operating expenses:
Sales and marketing(1)	12,654	9,082	40,446	27,646
Research and development(1)	15,081	11,138	42,196	28,717
General and administrative(1)	19,360	16,658	52,885	43,109
Total operating expenses	47,095	36,878	135,527	99,472
Income from operations	21,068	9,620	41,275	28,945
Other income, net	204	154	565	439
Income before income taxes	21,272	9,774	41,840	29,384
Income tax provision	7,492	3,552	14,966	11,948
Net income	$13,780	$6,222	$26,874	$17,436
Net income per share of common stock:
Basic	$0.43	$0.21	$0.88	$0.60
Diluted	$0.41	$0.20	$0.84	$0.57
Weighted average common shares used in computing net income per share of common stock:
Basic	31,916,910	29,363,621	30,407,020	29,076,820
Diluted	33,482,533	31,005,651	32,039,083	30,773,353

Net income	$13,780	$6,222	$26,874	$17,436
Other comprehensive income, net of taxes:
Unrealized gain (loss) on investments	(107)	27	322	157
Comprehensive income	$13,673	$6,249	$27,196	$17,593

(1)Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$1,381	$761	$3,483	$2,189
Sales and marketing	1,243	783	3,180	1,973
Research and development	1,969	1,438	5,417	3,961
General and administrative	4,155	3,538	11,376	9,481
	$8,748	$6,520	$23,456	$17,604

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,874	$17,436
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,487	7,324
Provision for uncollectible accounts receivable	77	14
Amortization of intangible assets	4,442	3,689
Stock-based compensation expense	23,456	17,604
Excess tax benefit from stock-based compensation	(5,472)	(3,828)
Deferred income taxes	9,363	9,977
Loss on disposal of property and equipment	5	91
Amortization of investment premium	779	778
Changes in operating assets and liabilities:
Accounts receivable	(19,344)	(8,535)
Prepaid expenses and other current assets	(1,381)	(394)
Deposits and other assets	(2,298)	(985)
Accounts payable	(349)	303
Accrued, other current and other liabilities	1,238	17,366
Deferred revenue	3,759	3,696
Net cash provided by operating activities	55,636	64,536
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(21,074)	(20,677)
Acquisition of internal-use software	(25,218)	(20,706)
Proceeds from sale of property and equipment	—	58
Purchases of investments	(49,201)	(39,243)
Maturities of investments	45,494	39,790
Sale of investments	20,000	—
Net cash used in investing activities	(29,999)	(40,778)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(2,954)	(2,891)
Proceeds from issuance of common stock under employee stock plans	15,339	12,770
Proceeds from issuance of common stock in public offering, net of issuance costs	271,411	—
Payments for repurchase of common stock	—	(8,830)
Tax payments related to shares withheld for vested restricted stock units	(4,762)	(2,974)
Excess tax benefit from stock-based compensation	5,472	3,828
Net cash provided by financing activities	284,506	1,903
NET INCREASE IN CASH AND CASH EQUIVALENTS	310,143	25,661
CASH AND CASH EQUIVALENTS, Beginning of period	34,396	26,756
CASH AND CASH EQUIVALENTS, End of period	$344,539	$52,417

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)
(UNAUDITED)
(in thousands)

	Nine Months ended September 30,
	2016	2015
Supplemental disclosure of cash flow information:
Cash paid for interest	$213	$101
Cash paid for income taxes	$218	$15
Supplemental disclosure of non-cash investing and financing activities:
Fixed asset purchases accrued but not paid	$1,196	$3,055
Stock-based compensation capitalized to property and equipment	$1,927	$705
Acquisition of property and equipment under capital leases	$—	$6,998

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015
Net income	$13,780	$6,222	$26,874	$17,436
Depreciation	5,808	3,014	14,487	7,324
Amortization of intangible assets	1,493	1,178	4,442	3,689
Other income, net	(204)	(154)	(565)	(439)
Income tax provision	7,492	3,552	14,966	11,948
EBITDA	28,369	13,812	60,204	39,958

Stock-based compensation expense	8,748	6,520	23,456	17,604
Adjusted EBITDA	$37,117	$20,332	$83,660	$57,562

Net income	$13,780	$6,222	$26,874	$17,436
Stock-based compensation expense	8,748	6,520	23,456	17,604
Amortization of intangible assets	1,493	1,178	4,442	3,689
Adjusted net income	$24,021	$13,920	$54,772	$38,729

Shares used to compute adjusted net income per share
Basic	31,916,910	29,363,621	30,407,020	29,076,820
Diluted	33,482,533	31,005,651	32,039,083	30,773,353

Adjusted net income per share
Basic	$0.75	$0.47	$1.80	$1.33
Diluted	$0.72	$0.45	$1.71	$1.26

Net cash provided by operating activities	$33,664	$25,686	$55,636	$64,536
Acquisition of property and equipment and internal-use software, net	(14,353)	(10,906)	(46,292)	(41,325)
Free cash flow	$19,311	$14,780	$9,344	$23,211

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Fourth Quarter 2016 Projected Range		Fiscal 2016 Projected Range
Net income	$6,300	$6,800	$33,200	$33,700

Depreciation	6,800	6,800	21,500	21,500
Amortization of intangible assets	1,500	1,500	5,900	5,900
Income tax provision/other	3,300	4,000	17,000	17,500
EBITDA	17,900	19,100	77,600	78,600

Stock-based compensation expense	9,000	9,200	32,000	32,200
Adjusted EBITDA	$26,900	$28,300	$109,600	$110,800

Net income	$6,300	$6,800	$33,200	$33,700
Stock-based compensation expense	9,000	9,200	32,000	32,200
Amortization of intangible assets	1,500	1,500	5,900	5,900
Adjusted net income	$16,800	$17,500	$71,100	$71,800

Shares used to compute non-GAAP net income per share
Basic	33,500,000	33,700,000	31,200,000	31,400,000
Diluted	35,200,000	35,400,000	32,800,000	33,000,000

Projected net income per share
Basic	$0.19	$0.20	$1.06	$1.07
Diluted	$0.18	$0.19	$1.01	$1.02

Adjusted net income per share
Basic	$0.50	$0.52	$2.28	$2.29
Diluted	$0.48	$0.49	$2.17	$2.18